Valeritas Experiences a Temporary Supply Disruption Resulting in Revised Preliminary Financial Results for 2019 Fourth Quarter and Full Year

BRIDGEWATER, N.J., Dec. 20, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, which uses its proprietary h-Patch™ technology, today announced revised revenue guidance and preliminary financial results for the fourth quarter and year ended December 31, 2019 as a result of a manufacturing yield issue that has caused a temporary disruption in supply.
The issue has caused a delay in available product and the Company will be unable to ship product until the issue is resolved and the supply chain is replenished. The Company is working toward resuming shipment as soon as possible and will provide additional information as it becomes available. Patients or prescribers who have any questions should contact the Company’s customer service line at 1-866-881-1209.
Due to this situation, the Company has updated its revenue guidance for the fourth quarter of 2019 to be $8.0 to $8.2 million and full year 2019 revenue to be $30.2 to $30.4 million. The Company also expects to incur a temporary reduction in yields and an incremental one-time write-off of inventory of up to $8 million, which would result in a revised negative gross margin expectation for the fourth quarter of 2019. Aside from the one-time inventory write-off expense and increased cost of goods sold due to the lower manufacturing yields, the Company does not expect any other material changes in recurring operating expenses from the third quarter of 2019. The Company expects to end the year with approximately $11 million in cash and cash equivalents on hand at December 31, 2019, which it believes would fund operations into February 2020, excluding any additional expenses incurred related to lower yields in January and in pursuing strategic alternatives, as described below.
Looking towards the first quarter of 2020, the Company expects continued impact to revenue and gross margin as a result of the temporary supply disruption until shipments and production yields return to normal. Given this financial outlook and current cash on hand, the Company has engaged Lincoln International to continue to explore all strategic alternatives including, but not limited to, a sale of the Company, incremental funding by identifying other sources of financing capital, or a sale of the Company’s business through a Chapter 11 process.
Unrelated to the manufacturing process issue, the Company’s partner MedTrust has exercised its right to terminate the V-Go distribution agreement covering four countries due to significant pricing pressures resulting in lower than expected reimbursement rates in Germany and Austria. In addition, the Company has exercised its rights to terminate the V-Go distribution agreement with Julphar due to competitive market conditions in the Middle East.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for adult patients requiring insulin that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. There can be no assurance that the applicable regulatory authorities will agree with the Company’s actions plans related to the manufacturing process issue or that further action will not be required. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas’ expected cash burn rate and its ability to continue to increase new and total prescription growth; the expected benefits of the debt exchange on Valeritas’ cash runway and its anticipated operating costs following the debt exchange (the $2 million minimum debt covenant remains in place following the debt exchange, which will continue to limit Valeritas’ ability to finance its operations); the effects of both the new issuance of Series B Convertible Preferred Stock and the May 2019 reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of GLP-1, Apo or CBD is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements (neither the delivery of GLP-1, Apo or CBD by h-Patch™ is currently cleared for use by the FDA); our statements that (i) subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and (ii) based on initial studies, subcutaneous infusion of CBD appears to offer several distinct advantages over oral dosing of CBD, and other potential benefits of the h-Patch™ technology to deliver GLP-1, Apo or CBD is based on third-party clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of GLP-1, Apo or CBD via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’ collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of GLP-1, Apo or CBD through the h-Patch™ technology before any of those products can be commercialized, which can be a lengthy, and uncertain process, and the FDA may delay or require additional information to provide clearance for use with our RHI or our V-Go SIM product. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Media Contacts:
Chris Giglio / Ross Lovern
Chris.Giglio@kekstcnc.com / Ross.Lovern@kekstcnc.com
Kekst CNC
212-521-4800

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com